Exhibit 10.9

TYPE OF DEED	:	LEASE DEED
VILLAGE/CITY NAME	:	PLOT NO.103, UDYOG VIHAR PHASE-I, GURGAON HARYANA
AREA LEASED	:	37,614 SQ. FT.
TYPE OF PROPERTY	:	INDUSTRIAL
RENT	:	Rs.18,87,600/- PER MONTH
STAMP DUTY	:	Rs.786,700/-
STAMP NO	:	1536
DATE OF ISSUE	:	15-10-2007
ISSUED BY	:	TREASURY, GURGAON
THIS Lease Deed is executed on this day of 25-10-, 2007
M/s PR Gartex Private Limited, a Private Limited Company, duly incorporated under the Companies Act, 1956, having its registered office at A-6 Bhagwan Das Nagar, New Delhi-110026, through their representative Mr. Dinesh Kalucha S/o Shri Tilak Raj Kalucha R/o A-6 Bhagwan Das Nagar, New Delhi 110026,

(who has been duly authorised to execute this Lease Deed vide board resolution dated 05.02.2007 (Copy annexed herewith as Annexure-l), and shall be called as “THE LESSOR”.
AND
M/s MakeMyTrip (India) Private Limited, a Private Limited Company, duly incorporated under the Companies Act, 1956, having its Registered Office at 81/1, Adchini, Sri Aurbindo Marg, New Delhi 100016, through its Authorised Representative Mr. Deep Kalra S/o Shri Krishan Sarup Kalra, R/o J-6/11A, DLF Phase II, Gurgaon, (who has been duly authorised to execute this Lease Deed vide board resolution dated 24.07.2006 (Copy annexed herewith as Annexure-II), hereinafter referred to as the ‘THE LESSEE’ of the Other Part (which expression shall unless be repugnant to the context or meaning hereof be deemed to include its successors only).
WHEREAS the LESSOR confirms and warrants that the LESSOR is the true and legal owner of the property and has clear and unencumbered title and is in possession of Industrial Premises on a plot of land measuring 2,100 Sq. Meters, situated at Plot No. 103, Udyog Vihar Phase-l, Gurgaon, Haryana, (hereinafter referred to as the “Site”) and having constructed 37,614 Sq. Ft of Total Super Built up area (hereinafter collectively referred to as the “Building” or “Demised Premises”) as per occupancy certificate attached herewith as Annexure-III.
AND WHEREAS the LESSEE is engaged in the business of ITES (BPO/Call Centre Services) activities in the travel domain and is desirous of taking the Demised Premises on lease. AND WHEREAS in its capacity as the legal owner, LESSOR has agreed to give the Demised Premises as defined herein above on lease to the LESSEE.
AND WHEREAS the LESSOR and the LESSEE agree to record the terms of the lease under this document. AND WHEREAS the LESSOR represents and warrants that as the legal owner, pursuant to the permission of HSIIDC vide letter no. 2930 dated 7th August 2007 for renting of the “Demised Premises” to the LESSEE for building to be used for BPO/ITES/Call Centre Services operation(s), it is fully entitled to execute this Lease Deed.
In consideration of the rent reserved hereunder and the covenants and conditions to be observed and performed by the LESSEE, the LESSOR hereby grants lease of the Demised Premises clearly delineated in Clause 1 written hereunder unto the LESSEE on the following terms and conditions:
1. DEMISED PREMISES
a.	The LESSOR has agreed to lease portion including terrace of the Building comprising of super built up area of 37,614 Sq. Ft. as per ANNEXURE “III”] which is constructed on the Site. The area to be leased is more particularly defined in ANNEXURE ‘III’ comprising of following annexed to this Lease Deed.

Permanent Structure -
i.	Basement of 9408 sq.ft. (Super built up area.)

ii.	Ground floor of 9572 sq.ft. (Super built up area.)

iii.	First Floor of 9372 sq.ft. (Super built up area)

iv.	Second Floor of 9109 sq.ft. (Super built up area)

v.	Third Floor of 153 sq.ft. (including Mumty and Machine Room)
b.	In addition, Lessor has provided/agreed to provide the following:-
i.	Landscaping of the plot including car parking area and water fountain as is where is basis.

ii.	The total sanctioned load maximum of 500 KVA subject to DHVBN guidelines for the project.

iii.	One passenger lift in working condition

iv.	Plumbing lines and Sewerage lines on as is where is basis.
2. BASE RENT
The rent payable by the LESSEE for the building is a total sum of Rs 18,87,600 (Rupees Eighteen Lacs Eighty Seven Thousand and Six Hundred Only) per month (hereinafter referred to as the “Base Rent”),
The Rent shall be payable monthly in advance on or before 5th day of each and every English calendar month and all payments made by the LESSEE under this Lease Deed shall be made by an account payee cheque in favour of the LESSOR and shall be subject to deduction of tax at source, where required under the Income-tax Act, 1961. The Lessee shall deliver the tax deduction certificate to the Lessor as per the provisions of the Income Tax Act, 1961.
The Rent, accrual and payment shall commence from 15th June, 2007.
3. SECURITY DEPOSIT
3.1.	That the LESSEE, as security for its obligations under this Lease Deed has already paid a sum of Rs. 1,07,13,600/- (Rupees One Crore Seven Lacs Thirteen Thousand Six Hundred Only) as and by way of interest- free refundable security deposit and shall keep the same deposited with the LESSOR, so long as this Lease Deed is in force and effect.

3.2.	That the security deposit shall be refunded by the LESSOR to the LESSEE after deduction of any arrears/dues towards any non-payment of bills or any other charges payable by the LESSEE in respect of the Demised Premises under the Lease Deed and its renewed term, if any, on the handover of the physical vacant possession by the Lessee to the Lessor.

3.3	That the Permission to Lease Charges paid to HSIDC by the LESSOR in favor of LESSEE shall be proportionately adjusted from the security deposit in case the LESSEE terminates the lease before the expiry of LOCK in PERIOD.
4. LEASE TERM
The Lease for the Demised Premises shall for a total period of 9 (nine) years and shall commence from the 7th day of March, 2007 (“Lease Commencement Date”).
There shall be a lock-in-period during the first 36 months (starting 15th June’2007 onwards) of the Lease Term (hereinafter referred to as “Lock-in-Period”) during which the LESSEE can not terminate this Lease Deed, or else would be liable to pay rent for the entire unexpired term of lock in period.
5. RENT ESCALATION
The Base Rent will be increased by 15% (fifteen) at the end of the first thirty six (36) months and shall further be enhanced by 15% (fifteen) at the end of the seventy two (72) months of the Lease Term. The increase shall be on the basis of the last rent paid.
6. TERMINATION OF LEASE
6.1. Termination by the LESSEE:
a.	The LESSEE may terminate this Lease Deed by giving a 3 months written notice to the LESSOR after the expiry of first 36 months of this Lease Deed i.e 15th June, 2007. In the eventuality of the LESSEE terminating the Lease Deed prior to the completion of the Lock in Period i.e. till 14th June, 2009 (inclusive of the 3 months notice period), then the LESSEE will continue to pay the monthly rent till the expiry of the Lock in period. In no event shall the LESSEE be liable to pay rent beyond the Lock in Period in the event of an early termination. The LESSEE shall be liable to pay rent beyond the lock in period if LESSEE is not able to handover the physical vacant possession of DEMISED PREMISES after the expiry of thirty six months as per the terms of this deed.

b.	The Lessee shall also have the option to terminate the Lease, in the event there occurs a Force Majeure event in which case the provisions of clause 20 shall apply. If the Force Majeure situation(s) continues beyond 15 days, the Lessee shall have option either to terminate this Lease by providing a 30 (thirty) days notice in writing to the Lessor, or, continue to pay the full rent to the Lessor. In case of happening of Force Majeure Event, lock-in-period shall not apply.

c.	In case of a material breach of any terms of this Lease Deed by the Lessor, the Lessee shall give a notice to the Lessor of such material breach and if such material breach is not rectified by the Lessor within 15 days of serving the notice, the Lessee shall have an option to terminate this Lease Deed by giving 7 days notice to the Lessor in writing. In case Lessee terminates the Lease Deed under clause 6.1 (c), the Lock-in-Period shall not apply and no rent shall be payable for the unexpired period of Lock-in-Period.
6.2. Termination by the LESSOR:
The LESSOR shall have the right to terminate this Lease Deed, in the event that:
a.	The LESSEE commits a material breach, (except force majeure), of the terms and conditions, its representations, warranties and obligations under this Lease Deed and fails to remedy the material breach within 7 (seven) working days after serving by the Lessor of written notice in respect thereof; or

b.	In case the LESSEE fails to pay rent as per the terms of this Lease Deed for two consecutive months, the LESSOR shall have the option to terminate this Lease Deed forthwith and the LESSEE shall hand over vacant physical possession of the Demised Premises within 15 days thereof. However, the LESSEE should be given an opportunity to rectify the first breach within 7 working days of receiving due written notice from LESSOR to that effect; or
c.	In case the Lessee without the prior written permission of the Lessor, sub-lets, assigns, transfers or parts with the possession of the Demised Premises or any part thereof to any other party; or

d.	Lessee has been declared to be insolvent or bankrupt in an insolvency or bankruptcy proceedings by a court of competent jurisdiction in India or it goes into liquidation or enters into a composition with its creditors or ceases to carry on a substantial part of its business except for the purposes of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation required or approved by law; or
Upon the occurrence of any of the events set out in clause 6.2 (a), the Lessor shall provide a 30 (thirty) day written notice to the LESSEE and this Lease Deed shall terminate upon the expiry of such notice period, provided however such breach remains un-cured/un-rectified upon expiry of said notice period.
Upon the occurrence of the event set out in clause 6.2 (c) & 6.2 (d) the Lease shall automatically be terminated.
6.3. Consequences of termination
a.	In case of termination under clause 6.1 (a), the Lessee shall continue paying the Lessor the monthly lease rents and all other sums due and payable under the Lease Deed till the expiry of the notice period or the Lock-in-Period pay lumpsum rent in lieu of the notice period or Lock-in-Period. In the event the Lessee fails to pay the amount as aforesaid, the Lessor shall have the right to appropriate the security deposits towards such lease rents due. Further any amount that remains outstanding on account of outstanding lease rents or any other account after such appropriation/adjustment of the security deposit shall be paid forthwith by the Lessee to the Lessor before/upon the Lessee vacating the Demised Premises. In the event there is any residual security deposit after all such deductions, the Lessor shall refund the residual security deposit to the Lessee without any interest simultaneously upon the Lessee surrendering the peaceful, vacant and actual physical possession of the Demised Premises, subject to the deduction of any amount(s) due and payable by the Lessee to the Lessor under the terms of the Lease and for damages for which Lessee is liable under the Lease.

b.	In case of termination under clause 6.1 (b), 6.1 (c), clause 6.2 (a), clause 6.2 (b) and clause 6.2 (d), the Lessor shall refund the security deposit to the Lessee without any interest, upon expiry of the notice period hereof simultaneously upon the Lessee surrendering the peaceful, vacant and actual physical possession of the Demised Premises, subject to the deduction of any amount(s) due and payable by the Lessee to the Lessor under the terms of the Lease and for damages for which Lessee is liable under the Lease.

c.	In the event that the Lessee continues to occupy the Demised Premises even after the expiry of the notice period or termination of the Lease Deed or the lease, the Lessee shall for all purposes be deemed to be an unauthorised and illegal occupant and the Lessee agrees that Lessor shall be well within its right to re- enter the Demised Premises and take possession thereof. This would be without prejudice to the rights available to the Lessor. Further, without prejudice, the Lessee shall also be liable to pay penal interest (penalty) @ Rs.1,00,000/- Per Day in addition to the Rent herein reserved to the Lessor for the delayed period.

d.	In the event that the Lessor fails to refund the security deposit under clause 6.3 (b) on the expiry of the notice period, the Lessee shall be entitled to retain the possession of the premises as its legal right without payment or accrual of any rent to the Lessor. In this case the Lessor shall be liable to pay penal interest (penalty) @ 18% p.a on security deposit after making adjustments as in para 6.3a for the delayed period to the Lessee.
7. THE LESSEE HEREBY AGREES WITH THE LESSOR;
a.	The LESSEE shall pay the monthly rent without any formal demand by the LESSOR on or before the 7th day of every calendar month.

b.	The LESSEE shall use the Demised Premises during the Lease Term, solely for carrying on its business as per recitals of the Lease Deed.

c.	The LESSEE shall make timely payment for use of facilities /connections granted in the name of the LESSOR and being used by the LESSEE like electricity, water charges, etc. and such other municipal and/ or usage charges as may be applicable from time to time, directly to the concerned authorities. In case of receipt of notice for non payment of the same, the LESSEE shall be solely liable to make all outstanding payments, penalties due and payable from the actual handover date and the LESSOR shall be at the Liberty to get the connections /facilities disconnected /terminated if the requisite payments are not made on receipt of notice forthwith.

d.	That the LESSEE shall handover, upon the termination of this Lease Deed and/or the earlier termination thereof, the peaceful vacant possession of the Demised Premises in workable condition after removal of movable assets owned by the Lessee.

e.	Upon delivery of vacant physical possession to the LESSOR upon expiration of the Lease or otherwise, the LESSEE shall ensure that all dues relating to the Demised Premises, pertaining to the period when the Demised Premises was in the possession of the LESSEE, in connection with electricity, power, water, maintenance and other charges that were the liability or responsibility of the Lessee under this Lease Deed are paid by the Lessee, the Lessee will provide No Due Certificate, to the LESSOR at the time of termination. In case the No Due Certificate is not provided, the Security Deposit amount shall be adjusted against any outstanding dues subject to provisions of Clause 3.

f.	The Lessor will be responsible for any existing and future property tax (if any) related to the Demised Premises under this Lease Deed. Any future incidence of tax relating to the Demised Premises only shall be borne by the Lessor upto the amount of the tax that would have been levied if the property was self occupied. Any differential in property tax because of property being leased, shall be borne equally by the Lessor and Lessee.

g.	The Lessee shall abide by all applicable Laws and Requirements of the Government or any other authority or local body from the date of handover of possession of the Demised Premises and the Lessee shall always keep and hold the Lessor harmless and indemnified in this regard. Subject as aforesaid, in the event any amount is required to be spent to comply with any Laws and Requirements by any authority, including but not limited, to fire fighting equipment, the same shall be borne by the Lessee. However, in case the Lessor is in breach or violation of any applicable Laws and Requirements, then, the Lessor shall keep the Lessee harmless and indemnified in this regard.

h.	That in case any criminal or civil action is instituted by any authority, court, civil body, person etc. on account of any act, deed or things done in contravention of law by the LESSEE, in the Demised Premises, including any action qua tampering of electricity meter, seals affixed there upon and theft of electricity, in that event the entire civil and criminal liability for the same shall be of the LESSEE exclusively including any costs or expenses in relation thereto. In case any charges, costs fine, penalty, proceedings etc. is imposed by PF department, Income Tax department, Customs Department, Labour Department, Service Tax Department, STPI, Fire Authority or any authority on account of the foregoing, in that event the LESSEE shall be liable to satisfy/pay the same. In case of failure of LESSEE to pay/satisfy such charges, costs fine, penalty, proceedings etc., the LESSOR shall be entitled to deduct and deposit such unpaid charges, costs fine, penalty, proceedings etc. from the interest free security paid by the LESSEE to the LESSOR.

i.	That the LESSEE shall not carry on or permit to be carried on in the Demised Premises or any part thereof any activity which is obnoxious or store any good of hazardous or combustible nature or those which are heavy/big enough other than equipments necessary for the purpose of aforesaid which results in alteration of the structure of the building or any part thereof. The LESSEE shall not make any structural alterations in the Demised Premises without the prior written consent of the LESSOR.
8. RAISING OF FINANCE BY LESSOR
That it is further clarified that the Lessor have full right to mortgage, create any charge or otherwise transfer the demised premises in favour of any bank/ financial institution or any other person(s) and can also go for rent capitalization without any objection by the Lessee. The Lessee undertakes to sign and execute all documents related to the lease in favour of new landlord (s) /bank(s) /financial institution(s) in case of sale mortgage etc. as the case may be. However, such creation mortgage / charge of the Demised Premises shall not affect the tenancy rights of LESSEE to use the Demised Premises during the lease period.
9. INTERIORS/IMPROVEMENTS BY LESSEE
The Lessee shall have the right to improve and complete interior work as per the Lessee’s satisfaction and to install/erect electro-mechanical equipments, captive power systems, UPS systems, etc. to suit its requirement. At the expiration or earlier termination of the Lease Deed, the Lessee shall have the right to retain ownership of all interiors movable in nature and improvements, which they have installed. It is however agreed that Lessee shall not do any structural changes without the prior written consent of the Lessor. Further, the Lessee shall not be entitled to any compensation for any improvements, if made, in the Demised Premises, by the Lessee. Only those moveables installed by the lessee will be removed by the Lessee which can be removed without any damage to the existing structure of the Demised Premises.
10. THE LESSOR HEREBY AGREES WITH THE LESSEE AS UNDER
a.	The LESSOR represents that the LESSOR is the legal owner of Demised Premises and it has full authority and power to lease the premises hereby demised unto the LESSEE and shall keep the LESSEE indemnified against all such demands, claims, losses, actions, damages and proceedings that the LESSEE may suffer due to any defect in title of the LESSOR. The LESSOR has not entered into any similar agreement or arrangement with any person/persons for providing use and occupation of the Demised Premises to which the LESSEE is entitled to under this Lease Deed.

b.	The Lessor will issue a No Objection Certificate for Lessee to secure an STPI status and EOU (Export Oriented Unit) status for the Leased premises after the signing the Lease Deed or as and when required by the Lessee in near future. All liabilities, costs, expenses, charges etc. if any towards securing the above mentioned status would be a sole responsibility of the Lessee and Lessor would not be responsible in any matter what so ever.

c.	The LESSOR agrees to indemnify the LESSEE and save, defend and hold the LESSEE harmless from and in respect of any and all damages, claims, losses, expenses, costs, obligations and liabilities resulting from or related to the non-payment of any outgoings determined in respect of the Demised Premises for the period prior to the commencement of this Lease Deed. If any further outstanding dues at the time or after the signing the lease deed for the period before or after the lease commencement are to be paid, the same shall be paid by the Lessor. In case due to any reason the Lessee has to pay the same, the Lessor shall reimburse said amount to Lessee within seven (07) days of such payment made by Lessee, failing which the said amount will be adjusted from the out going rent for the subsequent month.

d.	The Lessor represents that the Demised Premises has been built in adherence to the building by laws and any additional area (if any) will also be built in adherence to the applicable building bye-laws, the Lessor shall insure supply of water through regular municipal connection and in accordance to existing arrangements in force. Any enhancement/alterations required to be done to the same, shall be done by LESSEE at its own cost and expense. The Lessee shall at its own cost ensure water supply on regular basis without any disconnection.

e.	The Lessor (at its own cost) shall provide Lessee with a 500 KVA sanctioned/installed or as per the project requirement under the DNVBN guidelines and energized power load from Dakshin Haryana Bijlee Vitran Nigam Limited
11.	PEACEFUL ENJOYMENT/POSSESSION/ BY LESSEE
The LESSEE paying the rent hereby reserved and observing and performing the several covenants on its part herein contained, the LESSOR covenants that the LESSEE shall peacefully and quietly hold and enjoy the Demised Premises during the lease period without any interruption or disturbance by the LESSOR or any person claiming through the LESSOR.

12. TRANSFER/ASSIGNMENT OF RIGHT (LESSOR)
That if the Lessor at any time during the period of this lease or extended period thereof, as hereinafter mentioned, sell and/or transfer its rights in the Demised Premises as a whole or in any part or parts thereof to any person or more than one person then in such event the Lessee shall attorn to such transferee or transferees on the same terms and conditions as are contained herein. However the transfer if any shall be subject to this lease. Further, the Lessee shall have no objection to any such sale/transfer or any right or interest of whatsoever nature thereto. However, it is further agreed that the LESSOR will furnish an acknowledgement of the receipt of the said Deposit amount transferred to the purchaser and a copy of such acknowledgement shall be passed on to the LESSEE.
13. NO RIGHT OF ASSIGNMENT/ SUBLETTING ETC. OF THE LESSEE;
The Lessee shall have no right to assign, sublet, underlet, transfer or grant license to use or enter into any franchise or otherwise part with the possession of the Demised Premises or any part thereof. The Lessee may however be entitled to enter into any personal agreement at its own cost, risk and responsibility provided the responsibility for fulfilling such obligation shall lie exclusively upon the Lessee only. The Lessee shall be responsible for the payment of any statutory and other amounts, under such arrangement, if any and such arrangement shall not confer any right or interest etc. in the Demised Premises upon such person(s) and shall not be binding upon the Lessor. It is clarified that the possession of the Demised Premises shall not be parted away by the Lessee under any circumstances.
14. ACCESS TO PREMISES BY LESSEE
Subject to all applicable laws, rules and regulations and till such time this lease is in subsistence, the Lessor shall have no objection if the LESSEE along with its authorised agents, guests, visitors, employees, servants make use and enjoyment of the Demised Premises along with the facilities and utilities round the clock every working days as well as on holidays during the lease period. The LESSOR shall have no objection to LESSEE’s working for 24 hours a day, 7 days a week, 365 days a year, in the Demised Premises, subject to all applicable laws and subject to clause 6.
15. ACCESS TO PREMISES BY LESSOR
The LESSEE shall permit the LESSOR or its authorised agents with or without workmen to enter the Demised Premises or any part thereof at all reasonable times and giving a 24 hours advance notice so it does not disrupt the business operations , for the purposes of examining the state and condition, and if necessary, for repairing any part of the Demised Premises in order to maintain in good condition all services, drains, pipes, cables and other conveniences belonging to or used for the Building. The LESSOR shall give prior written intimation of 24 hours as far as practicable of such visits to the LESSEE.

16. SIGNAGE
The LESSEE will be permitted at its expense to place signage on the building/building facade (without disturbing the same), in the entrance lobby of the building as per the HSIDC guidelines / permission (if required). The LESSEE shall however prior to placing such signage & logo obtain all necessary permissions / approvals as may be required under applicable statutes for displaying such signage and logos.
17. SATELLITE DISHES / RIGHT OF WAY FOR FIBER OPTIC CABLES
The LESSEE shall have the right to install satellite dishes/ radio link antenna on the limited area of terrace of the Building subject to a load bearing certificate from an architect for its own use only. LESSOR and LESSEE shall reasonably agree upon the location of the satellite dishes and equipment. There shall be no charge for the right to keep the satellite dishes and equipment on the terrace by the Lessor only for the self use of the lessee.
The Lessee shall have right to lay their Optic Fiber Cable within or outside the Building Premises and the Right of Way for the same as per the Government Norms if any.
The Lessee agrees to restore to original condition any changes that may be made to existing premises. The Lessee shall be responsible for all the costs connected with the installation, maintenance and removal of the satellite dishes and equipment and any approvals thereof however it would be subject to HSIDC / concerned authorities guidelines / permissions required, if any.
18. NO OTHER RIGHT IN THE DEMISED PREMISES;-
The Lessee fully understands and acknowledges that save and except the limited right to use the Demised Premises during subsistence of this lease in accordance with the terms hereof and as per law, the Lessee shall have no right, title, interest, claim or concern of any nature whatsoever in the Demised Premises and the said Plot, which belongs to and is owned exclusively by the Lessor. The Lessee undertakes not to set up any claim and/or dispute etc. as regards the rights (except for the tenancy rights) and title including ownership rights.
Lessor as regards the Demised Premises and the said Plot and/or as regards the Lessor’s un-fettered and exclusive rights to sell, transfer and dispose off the same at any time the Lessor desires, without any objection/ hindrance/ claim from the Lessee.
19. INSURANCE
a.	LESSOR shall obtain structural insurance coverage of the entire said Building i.e. shell structure including third-party liability and shall make timely payment of all insurance premiums. The LESSEE shall in no way be responsible for any loss occasioned by the LESSOR on account of the

LESSOR not obtaining comprehensive insurance coverage for the said building. The LESSOR shall provide a copy of the same to the LESSEE for their records.

b.	LESSEE shall obtain comprehensive insurance coverage, including third party coverage, of all interior works, renovations, furniture, equipment and/or other items kept or stored in the said Premises and shall make timely payments of all insurance premia. The LESSOR shall in no way be responsible for any loss incurred by the LESSEE on account of not obtaining comprehensive insurance coverage of all renovations, furniture, equipment and/or other items kept or stored in the said Premises.
20. FORCE MAJEURE
That it is further agreed between the parties that if during the term of the lease the whole or any part of the Demised Premises shall be destroyed by any act of God and/or natural calamity limited to earthquakes, floods, storms, lightning, torrential rains, tsunami, and other natural calamity over which neither party has any control (“Force Majeure Event”) so as to render the Demised Premises substantially unfit for the use and occupation of the Lessee or so as to deprive the Lessee of substantial use of the same or so as to render the rebuilding or reconstruction of the Building in its previous form impracticable or undesirable in the opinion of the Lessor but so long as such damage or destruction shall not be attributable to the Lessee then upon the happening of any such damage or destruction as aforesaid, the rent hereby reserved or a proportionate part thereof according to the nature and extent of damage sustained shall abate until the Demised Premises shall have been rebuild or reinstated or made fit for the occupation and use of the Lessee provided always that the Lessor shall be under no obligation to restore and reinstate the Demised Premises if the Lessor shall consider that it is commercially impracticable to do so in which case the Lessor shall notify the Lessee in writing by giving 30 days notice and the lease shall be determined forthwith, and Provided further that if the restoration and reinstatement of the Demised Premises is not likely to be completed within a period of six months from the date the damage and/or destruction occurred either party may upon the expiry of such period terminate this lease forthwith by written notice to the other.
21. DUTIES OF LESSEE
a.	That the Lessee shall abide by and comply with all the laws/ rules and regulations as may be applicable of local authorities including Haryana Administration, Municipal Corporation/ Committee, HSIIDC,, Electricity and Water Departments or any other authorities whatsoever with relation to the usage of the Demised Premsies by the Lessee and its operations carried out therefrom and shall not keep or store any dangerous explosive fire hazard object in the Demised Premises and shall follow the laws and bye-laws of Fire Act, Electricity Act, Pollution (Protection) Act etc. and shall keep the Lessor fully indemnified. The Lessee shall pay all the taxes, levies, challans, penalties and fines of any kind connected with the operations/affairs carried on by the Lessee in the Demised Premises.

b.	That the Lessee shall not carry out any structural changes without the prior written consent of the Lessor.

c.	The Lessee shall not store goods of hazardous or combustible nature or which are so heavy so as to effect the structural safety of the said building or any part thereof.

d.	The Lessee shall take all fire preventive measures at its own risk and cost and the Lessee shall ensure that fire fighting equipments are properly maintained. The Demised Premises shall not be stopped under any circumstances.

f.	That the Lessee has verified and has fully satisfied itself regarding the soundness, nature, extent and quality of the construction, structure, fixtures and fittings, sanctioned plans of the building, purpose for which the demised premises can be used etc. and has also verified and fully satisfied itself about the soundness of the title of the Lessor. Hereafter, no claim and/or demand etc. shall lie upon the Lessor on any ground whatsoever.
22. NOTICE
Save as otherwise specifically provided in this Lease Deed, any notice, demand or other communication to be served under this Lease Deed lease may be served upon any Party hereto only by registered speed post acknowledgement due to the Party to be served at its address below, or at such other address as it may from time to time notify in writing to the other Party hereto

S. No.	Name of the	Address

1.	Lessor	103, Udyog Vihar, Phase 1, Gurgaon, Haryana

2.	Lessee	A-6 Bhagwan Das Nagar, New Delhi-110026 Attn.: Director
In case of change in registered office address of the Lessor and/or the Lessee the same should be informed in writing to the other Party otherwise the notice sent at the earlier mentioned address would be deemed to be properly sent and delivered for all communications.
22. WAIVER
Any delay, indulgence or forbearance by the parties hereto in enforcing the terms of this Lease Deed shall not be construed on the part of such party of any breach or non compliance of any of the terms and conditions of this Lease Deed by the other party nor shall the same in any manner prejudice the rights of the party delaying, indulging or forbearing in enforcing the terms of this Lease Deed.
23. ENTIRE AGREEMENT
That the LESSEE and LESSOR agree that this Lease Deed constitutes the entire settlement between the parties pertaining to terms of lease and the same revokes and supersedes all previous discussions, previous correspondence etc., if any, concerning matter herein whether oral or implied. Terms of lease shall not be changed, altered or modified except by written amendments duly executed by the parties.
24. STAMP DUTY AND LEGAL COSTS
a.	The LESSEE & the LESSOR will equally share the stamp duty & registration charges as per the relevant Stamp Act for Registration of Lease Deed. The Lessor shall retain the original of the Lease Deed and the Lessee the duplicate thereof. Each party shall bear its own legal fees and expenses.

b.	The Lease Deed is being executed on the basis of representations made by the LESSOR with regard to the title of the property. The Lessor agrees to indemnify the Lessee against any losses incurred on account of any misrepresentations as mentioned above.
25. JURISDICTION
That this transaction has taken place at GURGAON and as such GURGAON/Haryana Courts shall have exclusive jurisdiction to entertain any dispute arising out or in any way touching or concerning this deed.
IN WITNESS WHEREOF, the Lessor and the Lessee have signed this Lease Deed at Gurgaon on the date first mentioned above in the presence of the following witnesses;

Drafted by	For P R Gartex Pvt. Ltd.

/s/ Mahesh K. Chauhan	LESSOR	:	/s/	Dinesh Kalucha
Mahesh K. Chauhan				Auth. Sign.
Advocate
Gurgaon	For Make My Trip (India) Pvt. Ltd.

	LESSEE	:	/s/	Deep Kalra
Authorised Signatory
WITNESSES

1. /s/ Mahesh K. Chauhan	2. /s/ Ram Niwas
Mahesh K. Chauhan Advocate Gurgaon	Ram Niwas Advocate Gurgaon